Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2013, 2012, and 2011, and the corresponding audit letters, in this Registration Statement on Form S-3 of Matador Resources Company. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
Name: Title:	C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

May 22, 2014